STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

KokiCare, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

The amount of the Common Stock this corporation is

authorized to issue is 50,000,000 shares with par

value of 0.0001 per share. The amount of Preferred

Stock this corporation is authorized to issue is

5,000,000 shares with par value of 0.0001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29th day of April, 2015.

By: /s/ Jason Lane

Authorized Officer

Title: President

Name: Jason Lane

Print or Type

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is KokiCare, Inc.

Second: Its registered office in the State of Delaware is to be located at One Commerce Center - 1201 Orange St. #600 Street, in the City of Wilmington, County of New Castle Zip Code 19899

The registered agent in charge thereof is InCorp Services, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 50,000,000 shares (number of authorized shares) with a par value of 0.0001 per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name

Jason Lane

Mailing Address

26716 Via Colina

Stevenson Ranch, CA Zip Code 91381

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this

14th day of April, A.D. 2015.

BY: /s/ Jason Lane

                        (Incorporator)

NAME: Jason Lane

                      (type or print)